Exhibit d.2

[Form of Note Agreement]

NOTE AGREEMENT

DATED AS OF ________________, 2010

BY AND AMONG

FULL CIRCLE CAPITAL CORPORATION

AND

THE SEVERAL INVESTORS PARTY HERETO

$[ ]

8% SENIOR SUBORDINATED UNSECURED NOTES

TABLE OF CONTENTS

i

ii

Section 10.07 No Third Party Beneficiaries	23
Section 10.08 Further Assurances.	23
Section 10.09 Expenses.	23
Section 10.10 Incorporation of Subordination Provisions.	23

EXHIBIT A – FORM OF NOTE

SCHEDULE I – LIST OF INVESTORS

iii

This NOTE AGREEMENT (this “Agreement”), dated as of _____________, 2010, is among Full Circle Capital Corporation, a Maryland corporation (the “Company”), and the several investors listed on Schedule I attached hereto (each an “Investor” and, collectively, the “Investors”).

WHEREAS, the Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended.

WHEREAS, the Company has authorized the issuance of up to $[ ] of Notes, which shall be issued pursuant to and in accordance with the terms of this Agreement.

WHEREAS, the Company desires to issue the Notes to the Investors in the principal amounts set forth on Schedule I attached hereto, and the Investors desire to purchase the Notes from the Company in such principal amounts, in each case, in accordance with the terms and conditions stated in this Agreement.

NOW, THEREFORE, the Company and each Investor hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01   Definitions.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Agreements” has the meaning specified in Section 4.01(c).

“Applicable Law” has the meaning specified in Section 4.01(c).

 “Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors authorized to act therefor.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed.  If a payment date is a date that is not a Business Day, payment may be made on the next succeeding Business Day and no interest shall accrue on such payment for the intervening period.

“Cash” or “cash” means United States dollars.

“Charter Documents” has the meaning specified in Section 4.01(c).

“Closing” means the closing of the issuance of the Notes in accordance with Section 2.02.

“Closing Date” means the date on which the conditions set forth in Section 2.03 are satisfied or waived, or such other date as is agreed to by the Company and the Majority Holders.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ability to exercise voting power, by contract or otherwise.  For purposes of this definition, the terms “Controlling,” “Controlled by” and “under common Control with” have correlative meanings.

“Default” or “default” means any event which is, or after the giving of notice or the passage of time, or both, would be, an Event of Default.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Full Circle Advisors” means Full Circle Advisors, LLC, a Delaware limited liability company, its Affiliates, and its and their respective successors.

“Full Circle Portfolio Acquisition” has the meaning specified in the Registration Statement.

“GAAP” means generally accepted accounting principles consistently applied as in effect on the Closing Date.

“Government Authority” has the meaning specified in Section 4.01(c).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Holder” means the person in whose name a Note is registered on the Company’s books.

“Indebtedness” means, without duplication, all obligations of the Company and its Subsidiaries (a) in respect of borrowed money or with respect to deposits or advances of any kind, (b) evidenced by bonds, notes, debentures or similar instruments, (c) under capital leases (d) in respect of obligations under conditional sale or other title retention agreements relating to property acquired by the Company and its Subsidiaries, (e) in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) in respect of Indebtedness of others secured by any Lien on property owned or acquired by the Company or a Subsidiary, whether or not the Indebtedness secured thereby has been assumed, (g) in respect of Guarantees of Indebtedness of others, (h) in respect of obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, and (i) in respect of obligations, contingent or otherwise, relating to bankers’ acceptances.

“Indemnified Liability” has the meaning specified in Section 9.01.

“Indemnitee” has the meaning specified in Section 9.01.

“Initial Public Offering” means an underwritten initial public offering of Common Stock of the Company pursuant to the Registration Statement.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Investment Company Act” has the meaning specified in Section 4.01(p).

“Lien” has the meaning specified in Section 4.01(d).

“Majority Holders” means (a) prior to the Closing, Investors to whom at least a majority in principal amount of the Notes are proposed to be issued, as set forth on Schedule 1 attached hereto, and (b) following the Closing, the Holders of at least a majority in principal amount of the Notes then outstanding.

“Material Adverse Effect” has the meaning specified in Section 4.01(a).

“Notes” means the Company’s 8% Senior Subordinated Notes that are issued pursuant to this Agreement, in each case as amended or supplemented from time to time.

“OFAC” has the meaning specified in Section 4.01(l).

 “Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Registration Statement” means the Company’s registration statement on Form N-2 (File No. 333-166302) at the time that it is declared effective by the SEC pursuant to the Securities Act.

“Sanctions” has the meaning specified in Section 4.01(l).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by such Person or one or more subsidiaries of such Person by such Person and one or more subsidiaries of such Person.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries.

“Transactions” means the consummation of the Full Circle Portfolio Acquisition and the consummation of the Initial Public Offering.

Section 1.02   Rules of Construction.

Unless the context otherwise requires:

(1)  a term has the meaning assigned to it;

(2)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)  “or” is not exclusive;

(4)  words in the singular include the plural, and words in the plural include the singular;

(5)  “will” shall be interpreted to express a command;

(6)  references to Sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor Sections or rules adopted by the SEC from time to time;

(7)  references to any Person include such Person’s permitted assigns and successors;

(8)  provisions apply to successive events and transactions; and

(9)  “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

THE NOTES; CLOSING

Section 2.01   Notes.

The Company has duly authorized the issue of $[ ] aggregate principal amount of its Notes, such Notes to be in the form set out in Exhibit A.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to deliver to each Investor the respective principal amount of the Notes set forth opposite such Investor’s name in Schedule I.  The Notes will be issued only in denominations of $100,000 and integral multiples of $10,000 in excess thereof.

Section 2.02   Closing.

At the Closing, upon the satisfaction or waiver of the conditions to Closing set forth in Section 2.03, the Company will deliver to each Investor the Note to be issued to such Investor, dated the Closing Date, registered in such Investor’s name (but not in the name of a nominee), and in the principal amount set forth opposite such Investor’s name on Schedule I.

Section 2.03   Conditions to Closing.

(a)            Each Investor’s obligations hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions:

(i)           such Investor shall have received from the Company a fully executed copy of this Agreement (which may be given by facsimile transmission or electronic mail) and an original or copy of an executed Note;

(ii)           the Transactions shall have been consummated prior to or substantially concurrent with the Closing; and

(iii)           the representations and warranties of the Company set forth in Section 4.01 shall be true and correct (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or any similar terms, qualifications or limitations to such representations and warranties) in all material respects on and as of the Closing Date (except to the extent any such representation or warranty relates to or is made as of a specific earlier date, in which case it shall be true and correct in all material respects as of such specific earlier date).

(b)            The Company’s obligation to issue the Notes is subject to the following conditions:

(i)           each of the Investors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it;

(ii)           the Transactions shall have been consummated prior to or substantially concurrent with the Closing; and

(iii)           the representations and warranties of the Investors set forth in Section 4.02 shall be true and correct in all material respects on and as of the Closing Date.

Section 2.04   Replacement Notes.

(a)            If any mutilated Note is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company such Note or indemnity as may be required by it to save it harmless from any loss that it may suffer if the Note is replaced, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount.

(b)            In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or repurchased by the Company pursuant to Article 3, the Company, in its discretion, may, instead of issuing a new Note, pay or redeem such Note, as the case may be.  Upon the issuance of any new Notes under this Section 2.04, the Company may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses in connection therewith.

(c)            Every new Note issued pursuant to this Section 2.04 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.05   Outstanding Notes.

The Notes outstanding at any time are all the Notes issued pursuant to this Agreement except for Notes that have been cancelled or delivered to the Company for cancellation.  If a Note is replaced pursuant to Section 2.04, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  If the principal amount of any Note is paid in full, it ceases to be outstanding and ceases to accrue interest.  A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that in determining whether the Majority Holders have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company will be considered as though not outstanding.

Section 2.06   Transfer and Exchange of Notes.

Upon surrender of any Note to the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Except in connection with and as contemplated by the Full Circle Portfolio Acquisition and the other transactions related thereto, notes shall not be transferred or registered in denominations of less than $100,000 or any integral multiple of $10,000 in excess thereof; provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  In order to effectuate any transfer pursuant to this Section 2.06, the transferor and transferee shall have completed the Transfer Notice attached to the form of Note attached as Exhibit A hereto.

Section 2.07   CUSIP.

The Company will use commercially reasonable efforts to obtain, prior to the issuance of the Notes or as promptly thereafter as practical, a CUSIP number for the Notes; provided that the Company makes no representation as to the correctness or accuracy of the CUSIP number, if any, printed on the Notes.

ARTICLE 3

REDEMPTIONS; REPURCHASES

Section 3.01   Optional Redemption.

Subject to the subordination provisions set forth in the Notes, the Company may, at its option, at any time and from time to time redeem all or any part of the Notes (in a minimum principal amount of $100,000 and otherwise in multiples of $10,000 in excess thereof) on any date prior to maturity upon delivery of the notice as set forth in Section 3.03 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Section 3.02   Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis based on the aggregate principal amount of Notes held by each Holder.  Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03   Notice of Redemption.

At least five days but not more than 60 days before a redemption date, the Company shall deliver or cause to be delivered a notice of redemption to each Holder of Notes to be redeemed at such Holder’s address as it appears on the Company’s books.

The notice shall identify the Notes to be redeemed and shall state:

(1)  the redemption date;

(2)  the redemption price;

(3)  that Notes called for redemption must be presented and surrendered to the Company to collect the redemption price plus accrued and unpaid interest, if any;

(4)  that, unless the Company defaults in making the redemption, interest on Notes called for redemption ceases to accrue on and after the redemption date and the only remaining right of the Holder is to receive payment of the redemption price upon presentation and surrender to the Company of the Notes; and

(5)  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon presentation and surrender of such Note, a new Note or Notes in principal amount equal to the unpaid portion thereof will be issued.

Section 3.04   Effect of Notice of Redemption.

Once the notice of redemption described in Section 3.03 is delivered, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice.  Upon presentation and surrender to the Company, such Notes shall be paid at the redemption price, plus accrued and unpaid interest, if any, to the redemption date; provided, that if the redemption date is on an interest payment date, any accrued and unpaid interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date; provided, further, that if the redemption date is not a Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such redemption date to such succeeding Business Day.  The notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05   Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall execute for the Holder (at the Company’s expense) a new Note equal in principal amount to the unpaid portion of the Note surrendered.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations of the Company.

The Company represents and warrants to each Investor as of the date hereof and as of the Closing Date that:

(a)  Organization; Power and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of Maryland, and is duly qualified as a foreign corporation in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (i) the properties, business, operations or financial condition of the Company, or (ii) the ability of the Company to perform its obligations in all material respects under this Agreement and the Notes (each, a “Material Adverse Effect”).  The Company has the requisite corporate power and authority to carry on its business as presently conducted, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof, except, in each case, where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  Authorization; Enforceability.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)  No Violations.  The Company is not (i) in violation of its articles of incorporation, by-laws or similar organizational documents (the “Charter Documents”), (ii) in violation of any federal, state, local or foreign statute, law or ordinance, or any judgment, decree, rule, regulation or order (collectively, “Applicable Law”) of any federal, state, local and other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a “Governmental Authority”) applicable to it  or any of its properties or assets, or (iii) in breach of the terms or provisions of or in default under any material indenture, agreement or other instrument to which it is a party or by which it or its property or assets are or may be bound (collectively, “Applicable Agreements”), except with respect to (ii) and (iii) above for such violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(d)  No Conflicts.  Neither the execution, delivery or performance of the this Agreement and the Notes nor the consummation of any transactions contemplated herein or therein will violate or  constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person under, result in the imposition of a lien, security interest, mortgage, pledge, charter, or encumbrance of any kind (collectively, “Liens”) on any properties or assets of the Company or result in an acceleration of Indebtedness under or pursuant to (i) the Charter Documents, (ii) any Applicable Law or (iii) any Applicable Agreement, except with respect to (ii) and (iii) above for such violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(e)  No Litigation.  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign, pending or, to the knowledge of the Company, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the transactions contemplated by this Agreement, or (ii) is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(f)  Taxes.  The Company has filed all material income and other tax returns that are required to have been filed in any jurisdiction, and the Company has paid all material taxes and assessments shown to be due and payable on such returns and all other material taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings.

(g)  Title to Properties.  Except as would not result in a Material Adverse Effect, the Company has good and marketable title to all real property owned by it, good and valid title to all personal property owned by it and good and valid title to all leasehold estates in real and personal property being leased by it.

(h)  Intellectual Property.  The Company owns or is licensed to use all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company does not infringe upon the rights of any other Person, except for such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

(i)  No Material Adverse Change.  Subsequent to the date as of which information is given in the Registration Statement, except as disclosed therein, (i) the Company has not incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company, and (ii) there has not been any material adverse change in the properties, business, operations or financial condition of the Company.

(j)  Federal Reserve Regulations.  None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Exchange Act, (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(k)  Full Disclosure.  The Registration Statement, at the time it was or is declared effective by the SEC, including the information deemed to be a part thereof, did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(l)  Foreign Assets Control Regulations.  The issuance of the Notes hereunder will not cause any person participating in the transactions contemplated by this Agreement to violate the economic sanctions laws, executive orders, or regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including the OFAC regulations contained in 31 CFR, Subtitle B, Chapter V, as amended (collectively, “Sanctions”).  Without limiting the foregoing, the Company is not and, to the knowledge of the Company, no director, officer, agent, employee, or other person acting on behalf of the Company is, the subject of Sanctions, nor is located, organized or resident in a country or territory that is the subject of Sanctions.

(m)  Solvency.  After the consummation of the transactions contemplated by this Agreement and the Initial Public Offering, the Company will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of  the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not otherwise insolvent under the standards set forth in Applicable Laws.

(n)  Insurance.  The Company is insured against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged and locations in which it operates.  All material policies of insurance insuring the Company or its assets, employees, officers and directors are in full force and effect (provided that the Company’s directors and officers insurance policy will not take effect until the consummation of the Initial Public Offering).  The Company is in compliance with the terms of such policies and instruments in all material respects.

(o)  Equity Interests and Subsidiaries.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.  All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, and except as would not have a Material Adverse Effect, are free and clear of all Liens.  Except as disclosed in the Registration Statement, there are no outstanding (A) options, warrants, subscriptions, calls or other rights for unaffiliated third parties to purchase from the Company or any of the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of the Subsidiaries to issue to, or to repurchase or otherwise acquire from, any unaffiliated third parties or (C) other rights of unaffiliated third parties to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), any shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

(p)  Investment Company Act.  From and after the date that the Company becomes a “business development company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Company represents and warrants that it is a company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.  The business and other activities of the Company, including issuing the Notes hereunder and the consummation of the Transactions, do not result in any violation or breach in any material respect of the applicable provisions of the Investment Company Act.

(q)  Private Offering.  Neither the Company nor, to its knowledge, anyone acting on its behalf has taken or will take any action that will subject the issuance of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 4.02   Representations and Warranties of the Investors.

 Each Investor, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)  Accredited Investor Status.  Such Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)  Power and Authority.  Such Investor has the power and authority both to carry on the activities in which it is engaged and to purchase the Notes and its purchase of the Notes is in full compliance with applicable laws and regulations.

(c)  Investment Intent; Transfer Restrictions.  Such Investor is acquiring the Notes as principal for its own account for investment purposes and not with a view to distributing or reselling such Notes or any part thereof in violation of applicable securities laws, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of the Notes in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Notes for any period of time.  Such Investor acknowledges that it is able to bear the financial risks associated with an investment in the Notes and that it has received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.  Such Investor understands that the Notes have not been registered under the Securities Act, and therefore the Notes may not be sold, assigned or transferred in the U.S. other than pursuant to (i) an effective registration statement under the Securities Act or (ii) an exemption from such registration requirements, and that the Notes shall bear the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE COMPANY, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED

IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1),(2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY OTHER JURISDICTION, INCLUDING ANY STATE OF THE UNITED STATES, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE COMPANY.”

ARTICLE 5

COVENANTS

Section 5.01   Payment of Notes.

Subject to the subordination provisions set forth in the Notes, the Company shall duly and punctually pay in United States dollars the principal of, and premium, if any, and interest on, the Notes in accordance with the terms of the Notes and this Agreement.

Section 5.02   Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall file with the SEC, to the extent such filings are accepted by the SEC, and, if such filings are not available through the SEC’s EDGAR system, shall furnish to the Holders of the Notes (within 15 days of such filing), all quarterly and annual reports that would be required to be filed with the SEC pursuant to Section 13 of the Exchange Act if the Company were required to file under such Section.

Section 5.03   Corporate Existence.

Subject to Article 6, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) in accordance with its Charter Documents (as the same may be amended from time to time), licenses and franchises of the Company.

Section 5.04   No Layering of Debt.

The Company will not incur any Indebtedness that is secured on a junior lien basis to any other Indebtedness.  The Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness unless such Indebtedness is also subordinated to the Notes on substantially identical terms.

Section 5.05   Initial Public Offering.

In the event that the underwriting or other similar purchase agreement relating to the Initial Public Offering expires or is terminated prior to the closing of the Initial Public Offering, the Company will, if requested by any Holder, cooperate with such Holders to unwind the issuance of the Notes to such Holder.

Section 5.06   Transactions Permitted.

Notwithstanding any other provision of this Agreement (including, without limitation, any provisions of this Article 5 or the provisions of Article 6 or Section 2.06), the consummation of the Transactions and the other transactions related thereto shall be deemed not to violate any provisions of this Agreement.

ARTICLE 6

SUCCESSOR CORPORATION

Section 6.01   Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly, consolidate or merge with or into another Person; or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company in one or more related transactions, to another Person, unless:

(1)           either:

(A)           the Company is the surviving Person; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Agreement; and

(3)           immediately after giving effect to such transaction, no default or Event of Default exists.

Section 6.02   Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction in accordance with the provisions of Section 6.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company and shall succeed to every obligation of the Company under this Agreement and the Notes with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the Notes.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.01   Events of Default.

An “Event of Default” shall mean one of the following events (provided that any such event that is cured by or on behalf of the Company shall cease to constitute an Event of Default under this Agreement):

(1)  default in the payment of interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)  default in the payment of principal of, or premium, if any, on the Notes, as and when the same become due, either at stated maturity, upon redemption, or otherwise;

(3)  default or breach in the performance or breach of any covenant in the Notes or this Agreement, and continuation of such default or breach for a period of 60 days after Holders of at least 25% in principal amount of the Notes have given written notice to the Company specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(4)  a default on any Indebtedness (including judgment debt), either pursuant to a loan agreement with FCC, LLC d/b/a First Capital as the lender, or which default results in the acceleration of Indebtedness in an amount in excess of $35.0 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of 30 days or more after the Holders of at least 25% in aggregate principal amount of the outstanding Notes have given written notice to the Company specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5)  the entry of an order for relief against the Company or any of its Subsidiaries under Bankruptcy Law by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company or such Subsidiary as bankrupt or insolvent under any other applicable federal or state law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Subsidiaries under Bankruptcy Law or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its Subsidiaries, or of any substantial part of their respective property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(6)  the consent by the Company or any of its Subsidiaries to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company or any of its Subsidiaries of a petition or answer or consent seeking reorganization or relief under Bankruptcy Law or any other applicable federal or state law, or the consent by them to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or such Subsidiary or of any substantial part of their respective property, or the making by it of an assignment for the benefit of creditors, or the admission by them in writing of their inability to pay their debts generally as they become due, or the taking of corporate action by the Company or such Subsidiary in furtherance of any such action; or

(7)  Full Circle Advisors no longer is the investment adviser of the Company.

Section 7.02   Acceleration.

(a)  If an Event of Default, other than an Event of Default pursuant to clause (5) or (6) of Section 7.01, has occurred and has not been cured or waived, then the Holders of not less than 50% in principal amount of the Notes may declare the entire principal amount of, and any accrued and unpaid interest on, the Notes to be immediately due and payable.  If an Event of Default of the type described in clause (5) or (6) in Section 7.01 above has occurred, the entire principal amount of, and any accrued and unpaid interest on, the Notes shall become immediately due and payable without any declaration or any act of any Holder.  Any such acceleration of the Notes shall be subject to the subordination provisions set forth therein.

(b)  The Majority Holders, by notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of and accrued interest on the Notes which has become due solely by such declaration of acceleration, have been cured or waived; (ii) the Company has paid or deposited with a reputable escrow agent a sum sufficient to pay (A) all overdue interest on the Notes, (B) the principal of any Note which has become due otherwise then by such declaration of acceleration, and (C) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration; and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.  No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 7.03   Other Remedies.

Subject to the subordination provisions set forth in the Notes, in case of an Event of Default hereunder, each Holder may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such proceedings as such Holder shall deem most effectual to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right vested in the Holders by this Agreement or by law.

Section 7.04   Waiver of Defaults and Events of Default.

Subject to the proviso in the last sentence of Section 2.05 and to Section 7.06, the Majority Holders, by notice to the Company, may waive any past default or Event of Default and its consequences, except the consent of the Holder of each Note affected thereby shall be required to waive a default in the payment of the principal of (or premium, if any) or interest on any Note as specified in clauses (1) and (2) of Section 7.01, or a default in respect of a covenant or provision hereof which cannot be modified or amended pursuant to Section 8.01 without the consent of the Holder of each Note affected thereby.  When a default or Event of Default is waived, it is cured and ceases, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Section 7.05   Control by Majority.

Except as set forth in Section 7.03, the Majority Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Holders.

Section 7.06   Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Agreement (but subject to the subordination provisions set forth in the Notes), the right of any Holder of a Note to receive payment of principal of (and premium, if any) and interest on the Note, on or after the respective dates on which such payments are due as expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

Section 7.07   Restoration of Rights and Remedies.

If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

Section 7.08   Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes pursuant to Section 2.04, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.09   Delay or Omission Not a Waiver.

No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article 7 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder, as the case may be.

ARTICLE 8

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01   Consent of Holders.

Except as otherwise set forth in this Section 8.01, the Company with the written consent of the Majority Holders may amend or supplement this Agreement or the Notes and waive compliance in a particular instance by the Company with any provision of this Agreement or the Notes.  Subject to Section 8.02, without the written consent of each Holder affected, an amendment, supplement or waiver may not:

(1)  reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)  reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(3)  reduce the principal amount of or change the fixed maturity of any Note or alter the provisions with respect to redemption under Article 3 or specified in the Notes (including, without limitation, any right of a Holder to have its Notes redeemed or repurchased);

(4)  make any Note payable in money other than that stated in the Note;

(5)  impair any rights of such Holder under Section 7.06;

(6)  make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of this Agreement pursuant to Sections 7.04 and 7.06 or this clause of this Section 8.01;

(7)  waive any redemption payment with respect to any Note;

(8)  waive a continuing default or Event of Default in the payment of principal of, or premium, if any, or interest on the Notes;

(9)  make any change in the definitions with respect to any of the foregoing provisions; or

(10)  make any change in the preceding amendment and waiver provisions.

Prior to any amendment, supplement or waiver under this Section 8.01 becoming effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 8.02   Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Company receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder.

Section 8.03   Notation on or Exchange of Notes.

           If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Company.  The Company may place an appropriate notation on the Note about the changed terms and return it to the Holder.  Alternatively, if the Company so determines, the Company in exchange for the Note shall issue a new Note that reflects the changed terms.

Section 8.04   Record Date for Voting of Holders.

The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Agreement, which record date shall be not less than 10 days prior to the first solicitation of such vote or consent.  If a record date is fixed, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date.

ARTICLE 9

INDEMNIFICATION

Section 9.01   Indemnification by the Company.

In consideration of each Investor’s execution and delivery of this Agreement and acquiring the Notes and in addition to all of the Company's other obligations hereunder, the Company shall defend, protect, indemnify and hold harmless each Investor (in its capacity as such or as a Holder of the Notes) and all of their stockholders, partners, members, officers, directors, and employees (individually an “Indemnitee” and, collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented attorneys' fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any breach of the Company’s obligation to issue the Notes under this Agreement or (b) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or the Notes.

Section 9.02   Indemnification Procedures.

(a)            Promptly after receipt by an Indemnitee under this Article 9 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Article 9, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume control of the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all Indemnitees to be paid by the indemnifying party, if, in the reasonable opinion of counsel to the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding.  Legal counsel for any Indemnitees referred to in the immediately preceding sentence shall be selected by the Majority Holders.  The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities.  The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under Article 9, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(b)            The indemnity agreements contained herein shall be in addition to any cause of action or similar right of the Indemnitee against the indemnifying party or others, and any liabilities the indemnifying party may be subject to pursuant to the law.

Notwithstanding the foregoing, in no event shall the Company or any Investor be liable to any Indemnitee for any consequential, special, punitive or other indirect damages.

Section 9.03   Survival.

The obligations of the Company under this Article 9 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.01   Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) immediately, upon delivery by electronic mail, (ii) upon receipt, when delivered personally; (iii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party and a duplicate copy is sent by electronic mail in PDF format); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

To the Company:

Full Circle Capital Corporation
800 Westchester Ave., Suite S-620
Rye Brook, New York 10573
Facsimile: (914) 220-6301
E-mail: [       ]
Attention: [       ]

If to an Investor, to its address, facsimile number and electronic mail address set forth on Schedule I.

The Company or the Investors by notice to the others may designate additional or different addresses for subsequent notices or communications.

Failure to deliver a notice or communication to a Investor or any defect in it shall not affect its sufficiency with respect to other Investors.  If a notice or communication to a Investor is delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 10.02   Governing Law; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company and each Investor hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company and each Investor hereby irrevocably waives personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  THE COMPANY AND EACH INVESTOR HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 10.03   No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes and this Agreement or any claim based on, in respect of, or by reason of, such obligations or their creation.  The waiver and release are part of the consideration for the issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 10.04   Successors.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any transferee of the Notes.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Majority Holders.

Section 10.05   Severability.

In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.06   Table of Contents; Headings; Counterpart Signatures.

The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.  The parties may sign multiple counterparts of this Agreement.  Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 10.07   No Third Party Beneficiaries

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 10.08   Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.09   Expenses.

Each party to this Agreement shall bear their own costs and expenses in connection with the execution, delivery and negotiation of this Agreement and the Notes and the issuance of the Notes to the Investors.

Section 10.10   Incorporation of Subordination Provisions.

The subordination provisions set forth in the form of Note attached as Exhibit A are hereby incorporated herein and made a part hereof as though fully set forth herein and shall apply to all Notes issued hereunder.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first set forth above.

THE COMPANY

FULL CIRCLE CAPITAL CORPORATION

By:
Name: John E. Stuart
Title: Chief Executive Officer

[Signature Page – Note Agreement]

INVESTORS

[TO COME]

[Signature Page – Note Agreement]